Exhibit 5.2

JOHN C. STRICKROOT, JR. Member Florida Bar (561) 650-8507 Direct Telephone (561) 822-5518 Direct Facsimile	E-MAIL ADDRESS: JStrickroot@shutts.com

August 2, 2011

Florida East Coast Holdings Corp.

7411 Fullerton Street, Suite 100

Jacksonville, Florida 32256

Re:    Florida East Coast Holdings Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Florida counsel to Florida East Coast Holdings Corp., a Florida corporation (the “Issuer”), in connection with the issuance of the Issuer’s 10 1/2% / 11 1/4 % Senior PIK Toggle Notes due 2017 in the aggregate principal amount of $130,000,000 (the “Exchange Notes”). The Exchange Notes are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on May 10, 2011 (File No. 333- 174112), as amended from time to time (the “Registration Statement”).

The Exchange Notes will be issued under the Indenture, dated as of February 11, 2011 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the 10 1/2% / 11 1/4 % Senior PIK Toggle Notes due 2017 of the Issuer (the “Original Notes”) issued and outstanding under the Indenture, as contemplated by the Registration Rights Agreement, dated as of February 11, 2011 (the “Registration Rights Agreement”), between the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser of the Original Notes.

Florida East Coast Holdings Corp.

August 2, 2011

This opinion is being furnished at your request and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as special counsel to the Issuer, in connection with the opinions expressed below, we have reviewed and, with your permission, relied upon, a copy of the unanimous written consent of the board of directors of the Issuer, which authorizes (i) the execution and delivery of the Indenture, pursuant to which the Exchange Notes will be issued, (ii) the performance by the Issuer, of its agreements and obligations under the Indenture, and (iii) the consummation of the transactions contemplated by the Indenture, including the registration of the Exchange Notes under the Securities Act pursuant to the Registration Rights Agreement, and have reviewed a signed copy of the Indenture, which includes a form of the Exchange Notes. The Indenture and the Exchange Notes are sometimes hereinafter collectively called the “Operative Documents.”

In addition, in connection with rendering our opinions below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the Corporate Documents”):

(i)	the certificate of Robert B. Ledoux, General Counsel and Secretary of the Issuer;

(ii)	a certificate from the Secretary of State of Florida, dated July 27, 2011, as to the status of the Issuer as a corporation in the State of Florida;

(iii)	copies of the current articles of incorporation and By-Laws of the Issuer, as amended to date; and

(iv)	a copy of the action by written consent of the Board of Directors of the Issuer, adopted January 19, 2011, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters.

With respect to certain factual matters, we have relied, without independent investigation, upon the representations, warranties and certifications contained in and made pursuant to the Operative Documents, the Corporate Documents and the Registration Statement.

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Florida East Coast Holdings Corp.

August 2, 2011

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We have also assumed (i) the due execution and delivery, pursuant to due authorization, of the documents that we have examined by each party thereto, other than the Issuer, (ii) that each such party has the full power, authority and legal right to enter into and perform its obligations under each such document to which it is a party, (iii) that each such document constitutes the valid and legally binding obligation of each such party, enforceable against each such party in accordance with its respective terms, and (iv) that all necessary consents, approvals, authorizations, registrations, declarations and filings, governmental or otherwise, and all other conditions precedent with respect to the legal and valid execution and delivery of, and performance under, the documents that we have examined by each party thereto, other than those that may be required in the case of the Issuer under the laws of the State of Florida and relating to the Indenture and the Exchange Notes, have been made or satisfied, or have occurred and are in full force and effect.

Our only representation of the Issuer or any other party to the Indenture relates to representation of the Issuer in rendering our opinions as special Florida counsel. The scope of our involvement in the transactions contemplated by the Operative Documents is limited, and we understand that other legal counsel have advised the Issuer and each of the other parties to the Indenture with respect to certain of the matters as to which we have either made assumptions or excluded from our opinions.

For purposes of this opinion letter, our “reliance” on a writing means that our opinions as set forth herein are conditioned upon the accuracy and validity of that writing. To the extent that any of our opinions expressed herein may be based upon an assumption made by us, such opinion is conditioned upon and subject to the assumption being true in fact.

We are qualified to practice law in the State of Florida and, therefore, the foregoing opinions are limited to the laws of the State of Florida. We express no opinion as to any laws other than the laws of the State of Florida and federal laws of the United States of America. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

Florida East Coast Holdings Corp.

August 2, 2011

(a) The Issuer is a corporation validly existing and its status is active under the laws of the State of Florida, the jurisdiction of its incorporation, and has all requisite corporate power and authority to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the Exchange Notes.

(b) The Issuer has duly authorized the execution, delivery and performance of the Indenture and Exchange Notes by all necessary corporate action.

(c) The Issuer has duly executed and delivered the Indenture.

We express no opinion as to any matter other than as expressly set forth above, and no opinion is implied hereby or may be inferred herefrom.

We did not witness the execution or delivery of the Indenture and therefore the factual basis for our opinion on due execution and delivery is based on our assumption that the copy of the executed Indenture provided to us (electronically or otherwise) is a true and correct copy and the statement of fact set forth in the certificate provided to us by an officer of the Issuer regarding delivery is correct.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

SHUTTS & BOWEN LLP

By:	/s/ John C. Strickroot, Jr.
John C. Strickroot, Jr.
For the Firm